UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 19, 2008

RMR HOSPITALITY AND REAL ESTATE FUND

(Exact name of registrant as specified in charter)

Massachusetts	811-21502	20-0652062
(State or other jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

400 Centre Street, Newton, Massachusetts 02458

(Address of principal executive offices, including zip code)

(866) 790-8165

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

8.01.       Other Events.

                RMR Hospitality and Real Estate Fund (“RHR”) has agreed to settle its litigation against Bulldog Investors General Partnership, a hedge fund controlled by Mr. Phillip Goldstein, and various other entities affiliated with Mr. Goldstein (collectively “Bulldog Investors”).  RHR commenced this litigation in November 2006 in Massachusetts Superior Court, Middlesex County.  Among other matters, this litigation relates to the enforceability of the provision in RHR’s declaration of trust that restricts any one person or group of persons from owning more than 9.8% of RHR’s outstanding shares.  Pursuant to RHR’s declaration of trust, a charitable trustee is afforded certain rights with respect to shares owned in excess of the 9.8% ownership limitation.  As the Bulldog Investors had owned in excess of 9.8% of RHR’s outstanding common shares, the charitable trustee joined in the litigation as an intervening plaintiff to enforce its rights.  The charitable trustee has also agreed to settle the litigation.  In connection with the settlement, on June 19, 2008, RHR and the charitable trustee entered into a settlement agreement with the Bulldog Investors and exchanged mutual releases with the Bulldog Investors.  On June 20, 2008, a joint motion to dismiss the litigation with prejudice was filed with the court for its approval.

                Separate from the RHR litigation, RMR Advisors, Inc. (“Advisors”), RHR’s investment advisor, and Reit Management & Research LLC (“Reit Management”), an affiliate of Advisors, have entered into a settlement agreement with the Bulldog Investors and certain affiliated persons (those affiliated persons, together with the Bulldog Investors, the “Bulldog Group”) and exchanged mutual releases with the Bulldog Group.  This settlement resolves certain claims and disputes between them.  In connection with this settlement, Advisors, Reit Management and the Bulldog Group entered into a standstill agreement.  The standstill agreement generally prohibits the Bulldog Group from acquiring shares of companies managed or advised by Advisors or Reit Management when doing so would result in an ownership limitation in the governing documents of the applicable company being exceeded and contains various other restrictions and prohibitions on the actions of the Bulldog Group with respect to the companies managed or advised by Advisors or Reit Management.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2008	RMR HOSPITALITY AND REAL
ESTATE FUND

	By:	/s/ Mark L. Kleifges
Name: Mark L. Kleifges
Title: Treasurer